Exhibit 10.34

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 26, 2003

among

COAST HOTELS AND CASINOS, INC.

as the Borrower,

The Lenders, Co-Syndication Agents, Documentation Agent, Co-Agent referred to herein

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender, and L/C Issuer

BANC OF AMERICA SECURITIES, LLC and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Article II. THE COMMITMENTS AND CREDIT EXTENSION		31
2.01	Committed Loans	31
2.02	Borrowings, Conversions and Continuations of Committed Loans	32
2.03	Letters of Credit	34
2.04	Swing Line Loans	41
2.05	Prepayments	44
2.06	Termination or Reduction of Commitments	45
2.07	Repayment of Loans	45
2.08	Interest	46
2.09	Fees	46
2.10	Computation of Interest and Fees	47
2.11	Evidence of Debt	47
2.12	Payments Generally	48
2.13	Sharing of Payments	49
2.14	Increase in Commitments	50

Article III. TAXES, YIELD PROTECTION AND ILLEGALITY		52
3.01	Taxes	52
3.02	Illegality	53
3.03	Inability to Determine Rates	53
3.04	Increased Cost and Reduced Return; Capital Adequacy	53
3.05	Funding Losses	54
3.06	Matters Applicable to all Requests for Compensation	55
3.07	Survival	55

Article IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		55
4.01	Conditions of Initial Credit Extension	55
4.02	Conditions to all Credit Extensions	58

Article V. REPRESENTATIONS AND WARRANTIES		58
5.01	Existence, Qualification and Power; Compliance with Laws	58
5.02	Authorization; No Contravention	59
5.03	No Governmental Approvals Required	59
5.04	Subsidiaries	59
5.05	Financial Statements	60
5.06	No Material Adverse Changesn	60
5.07	Title to Property	60

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5.08	Intangible Assets	60
5.09	Authorization; No Contravention	60
5.10	Litigation	60
5.11	Binding Obligations	61
5.12	No Default	61
5.13	ERISA	61
5.14	Regulations T, U and X; Investment Company Act	61
5.15	Disclosure	61
5.16	Tax Liability	62
5.17	Projections	62
5.18	Hazardous Materials	62
5.19	Gaming Laws	62
5.20	Security Interests	62
5.21	Tax Shelter Regulations	63
5.22	Interest Coverage Ratio Under 1999 Indenture	63

Article VI. AFFIRMATIVE COVENANTS		63
6.01	Financial and Business Information	63
6.02	Compliance Certificates	65
6.03	Payment of Taxes and Other Potential Liens	66
6.04	Preservation of Existence	66
6.05	Maintenance of Properties	66
6.06	Maintenance of Insurance	66
6.07	Compliance With Laws	66
6.08	Inspection Rights	67
6.09	Keeping of Records and Books of Account	67
6.10	Compliance With Agreements	67
6.11	Use of Proceeds	67
6.12	Hazardous Materials Laws	67
6.13	Pledge of Stock of Excluded Subsidiaries	68

Article VII. NEGATIVE COVENANTS		68
7.01	Prepayment of Indebtedness	68
7.02	Payment of Subordinated Obligations	68
7.03	Disposition of Property	69
7.04	Hostile Tender Offers	70
7.05	Mergers	70
7.06	Distributions	70
7.07	ERISA	71
7.08	Liens, Negative Pledges and Rights of Others	71
7.09	Liens, Negative Pledges and Rights of Others	71
7.10	Indebtedness and Contingent Obligations	72
7.11	Transactions with Affiliates	73
7.12	Senior Leverage Ratio	73
7.13	Total Leverage Ratio	74
7.14	Fixed Charge Coverage Ratio	74
7.15	Capital Expenditures	74
7.16	Acquisitions and Investments	74
7.17	New Subsidiaries	75
7.18	Changes to Certain Obligations	76
7.19	Excluded Subsidiaries	76

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Article VIII. EVENTS OF DEFAULT AND REMEDIES.		76
8.01	Events of Default	76
8.02	Remedies Upon Event of Default	78
8.03	Application of Funds	79

Article IX. ADMINISTRATIVE AGENT		79
9.01	Appointment and Authorization of Administrative Agent	79
9.02	Delegation of Duties	80
9.03	Liability of Administrative Agent	80
9.04	Reliance by Administrative Agent	81
9.05	Notice of Default	81
9.06	Credit Decision; Disclosure of Information by Administrative Agent	81
9.07	Indemnification of Administrative Agent	82
9.08	Administrative Agent in its Individual Capacity	82
9.09	Successor Administrative Agent	83
9.10	Administrative Agent May File Proofs of Claim	83
9.11	Collateral and Guaranty Matters	84
9.12	Other Agents; Arrangers and Managers	85

Article X. MISCELLANEOUS		85
10.01	Amendments, Etc.	85
10.02	Notices and Other Communications; Facsimile Copies	86
10.03	No Waiver; Cumulative Remedies	88
10.04	Attorney Costs, Expenses and Taxes	88
10.05	Indemnification by the Borrower	88
10.06	Payments Set Aside	89
10.07	Successors and Assigns	89
10.08	Confidentiality	93
10.09	Set-off	93
10.10	Interest Rate Limitation	94
10.11	Counterparts	94
10.12	Integration	94
10.13	Survival of Representations and Warranties	94
10.14	Severability	95
10.15	Tax Forms	95
10.16	Integration; Principles of Restatement	97
10.17	Governing Law	97
10.18	Waiver of Right to Trial by Jury	97
10.19	Gaming Boards	98
10.20	Time of the Essence.	98
10.21	Entire Agreement	98

SIGNATURES	S-1

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SCHEDULES

5.03 5.06 5.08 5.13 5.18 7.09 7.10 7.16 10.02	Governmental Approvals
Litigation
Registered Patent, Trademarks or Copyrights
Subsidiaries and Other Equity Investments
Hazardous Materials
Liens and Negative Pledges
Indebtedness and Contingent Obligations
Existing Investments
Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

Form of
A B C-1 C-2 C-3 D E	Committed Loan Notice Swing Line Loan Notice Revolving Notes Term Note Swing Line Note Compliance Certificate Assignment and Assumption

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AMENDED AND RESTATED CREDIT AGREEMENT

        This Amended and Restated Credit Agreement (“Agreement”) is entered into by and among Coast Hotels and Casinos, Inc., a Nevada corporation (“Borrower”), Wells Fargo Bank, National Association and Deutsche Bank Trust Company Americas, as Co-Syndication Agents, Bank of Scotland, as Documentation Agent, The CIT Group/Equipment Financing, Inc., as Co-Agent, each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 10.07 (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., as Administrative Agent with reference to the following facts:

        A.     Bank of America, N.A., as Administrative Agent, the lenders signatory thereto and the Borrower have heretofore entered into an Amended and Restated Loan Agreement dated as of September 16, 1999, pursuant to which Loans and Letters of Credit in an aggregate principal amount not to exceed $200,000,000 have been made available to the Borrower (the “Existing Credit Agreement”).

        B.     By this Agreement, the Borrower, Bank of America, N.A. and the lenders party thereto and party hereto, amend and restate the Existing Credit Agreement in its entirety as set forth herein, subject to Section 10.16, for the purpose of, among other things, increasing the Aggregate Commitment from $200,000,000 to $300,000,000.

        In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

        1.01  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“1999 Indenture” means the Indenture, dated as of March 23, 1999, as supplemented by the First Supplemental Indenture dated as of November 20, 2000, the Second Supplemental Indenture dated as of February 2, 2001 and the Third Supplemental Indenture dated as of March 19, 2002, under which the Borrower’s 9.5% Senior Subordinated Notes Due 2009 were issued.

“1999 Senior Subordinated Debt” means the Indebtedness outstanding under the 1999 Indenture.

“Acquisition” means any transaction, or any series of related transactions, by which the Borrower directly or indirectly (i) acquires any going business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires control of a 50% or more ownership interest in any partnership, limited liability company or joint venture.

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“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation, partnership or other Person.

“Agent-Related Persons”means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arrangers), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means (a) with respect to Revolving Loans, the Revolving Commitments of all the Lenders, and (b) with respect to Term Loans on the Closing Date, the Term Commitments of all Lenders and, with respect to any other date, the aggregate principal amount of Term Loans then outstanding.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Total Leverage Ratio as set forth below:

Applicable Rate

Pricing Level	Total Leverage Ratio	Commitment Fee	Eurodollar Rate + Letters of Credit	Base Rate +
1	›= 4.00:1.00	0.50%	2.50%	1.25%
2	›= 3.50:1.00 but ‹ 4.00:1.00	0.50%	2.25%	1.00%
3	›= 3.00:1 but ‹ 3.50:1.00	0.375%	2.00%	0.75%
4	‹ 3.00:1.00	0.375%	1.75%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.02, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day after the date such Compliance Certificate is delivered.

“Arrangers” means, collectively Banc of America Securities LLC and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers and joint book managers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2002, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

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“Bank of America” means Bank of America, N.A. and its successors.

“Barbary Coast” means the Barbary Coast hotel and casino located at the intersection of Flamingo Road and Las Vegas Boulevard in Las Vegas, Nevada.

“Barbary Coast Deed of Trust” means the Deed of Trust, Assignment of Rents and Fixture Filing dated as of September 26, 2003 executed and delivered by the Borrower in favor of the Administrative Agent for the benefit of the Creditors with respect to the Barbary Coast Property and improvements thereon, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Barbary Coast Ground Lease” means that certain Lease Agreement dated May 1, 1992 by and between Empey Enterprises, a Nevada general partnership, as landlord, and Barbary Coast Hotel & Casino, a Nevada general partnership, as tenant, as assigned to the Borrower.

“Barbary Coast Property” means the approximately 2 acres of Real Property which is the subject of the Barbary Coast Ground Lease and the approximately 2.5 adjacent acres of Real Property purchased by the Borrower in January 2003.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

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“Capital Expenditure” means any expenditure that is considered a capital expenditure under GAAP.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means, when used in connection with any Person, that Person's Investments in:

(a) Government Securities due within one year after the date of the making of the Investment;

(b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Ratings Group, in each case due within one year from the making of the Investment;

(c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any Lender or any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of the Investment;

(d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and

(e) readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group, in each case due within 90 days after the date of the making of the Investment; and

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(f) shares of money market, mutual or similar funds which invest solely in securities of the type described in (a)-(e) above.

“Change of Control” means the occurrence of any of the following:

(a) individuals who on the Closing Date constituted the Board of Directors of Coast Casinos or the Borrower (together with any new or replacement directors whose election by the Board of Directors, or whose nomination for election by the Board of Directors for election by Coast Casinos' or the Borrower's stockholders was approved by a vote of at least a majority of the directors then still in office who were either members of the Board of Directors of Coast Casinos or the Borrower, as applicable, on the Closing Date or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(b) prior to the consummation of Coast Casinos' first Public Equity Offering, (i) Michael J. Gaughan and his Related Parties cease to be the "beneficial owners" (as such term is defined Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934 (the "Exchange Act")) in the aggregate of at least 25% of the Voting Stock of Coast Casinos, or (ii) any Person or "group" (as used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), becomes the "beneficial owner" (as defined above) directly or indirectly, of more of the Voting Stock of Coast Casinos than is beneficially owned by the Principals and their Related Parties;

(c) after the consummation of Coast Casinos' first Public Equity Offering any Person or group (as defined above), other than the Principals or their Related Parties, becomes the beneficial owner (as defined above), directly or indirectly, of (A) more than 40% of the Voting Stock of Coast Casinos, and (B) more of the Voting Stock of Coast Casinos than is at that time "beneficially owned" by the Principals and their Related Parties in the aggregate, provided that in each case there shall be excluded from the percentage of Voting Stock held by any group, the Voting Stock owned by any Principal and his Related Parties who are deemed to be members of that group, provided that such Principal and his Related Parties own a majority of the total Voting Stock of Coast Casinos held by such group;

(d) Coast Casinos shall not own 100% of the capital stock of the Borrower; or

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(e) any event which constitutes a "Change of Control" or "Change in Control" or similar event with respect to Indebtedness of Coast Casinos or any of its Subsidiaries in a principal amount which is in excess of $10,000,000, in the aggregate which permits the holders thereof to accelerate the maturity of such Indebtedness or require the prepayment thereof prior to the stated or final maturity thereof.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Co-Agent” means The CIT Group/Equipment Financing, Inc. The capacity of the Co-Agent is titular in nature, and The CIT Group/Equipment Financing, Inc. shall have no rights, obligations or duties above those of the other Lenders by reason of the title.

“Coast Casinos” means Coast Casinos, Inc., a Nevada corporation and direct parent corporation of the Borrower.

“Coast Casinos Pledge Agreement” means the Amended and Restated Pledge Agreement dated September 26, 2003 executed and delivered by Coast Casinos, in favor of the Administration Agent for the benefit of the Creditors, either as originally executed or it may from time to time be supplemented, modified, amended, extended or supplanted.

“Coast Casinos Security Agreement” means the Amended and Restated Security Agreement dated as of September 26, 2003 executed by Coast Casinos in favor of the Administrative Agent for the benefit of the Creditors, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral Documents” means, collectively, the Security Agreement, the Coast Casinos Security Agreement, Coast Casinos Pledge Agreement, the Deeds of Trust, the Guaranty, the Trademark Assignment and any other security agreement, pledge agreement, deed of trust, mortgage or other collateral security agreement hereafter executed and delivered by Coast Casinos, the Borrower or any other Loan Party to secure the Obligations.

“Commitment” means, as to each Lender, its Revolving Commitment and its Term Commitment.

“Committed Borrowing” means a Borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

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“Committed Loan” means Committed Term Loan or a Committed Revolving Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Committed Revolving Loan” has the meaning specified in Section 2.01(a).

“Committed Term Loan” has the meaning specified in Section 2.01(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contingent Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the condition or maintenance of the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation, any Swap Agreement or other arrangement of such Person, or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of "Affiliate."

“Co-Syndication Agents” means, collectively, Wells Fargo Bank, National Association and Deutsche Bank Trust Company Americas. The capacities of the Co-Syndication Agents are titular in nature, and Wells Fargo Bank, National Association and Deutsche Bank Trust Company Americas shall have no rights, obligations or duties above those of the other Lenders by reason of the title.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

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“Creditors” means, collectively, the Administrative Agent, the L/C Issuer, the Co-Syndication Agents, the Documentation Agent, the Swing Line Lender, the Lenders and the Arrangers.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deeds of Trust” means the Orleans Deed of Trust, the Gold Coast Deed of Trust, the Suncoast Deed of Trust, the Barbary Coast Deed of Trust and the South Coast Deed of Trust, and each other mortgage or deed of trust hereafter delivered pursuant to this Agreement.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means “Disposition” means the voluntary sale, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries other than (a) Cash, Cash Equivalents, inventory or other assets sold, leased or otherwise disposed of in the ordinary course of business of the Borrower or its Subsidiaries, (b) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by the Borrower or its Subsidiaries, (c) any aircraft of the Borrower and its Subsidiaries, (d) leases of retail space by the Borrower, as lessor, in the ordinary course of the business of the Borrower consistent with past practice, (e) a disposition to the Borrower or any of its Subsidiaries, and (f) Distributions permitted by Section 7.06. Unless and to the extent expressly set forth in this definition, neither the granting of a Lien or Right of Others otherwise permitted hereunder nor the making of any Investment permitted by Section 7.16 shall be considered a Disposition.

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“Distribution” means, with respect to shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (i) the retirement, redemption, purchase, or other acquisition for Cash or for Property by such Person of any such security, (ii) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (iii) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution, and (iv) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

“Documentation Agent” means Bank of Scotland. The capacity of the Documentation Agent is titular in nature, and Bank of Scotland shall have no rights, obligations or duties above those of the other Lenders by reason of the title.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means (excluding any impact of Excluded Subsidiaries except as set forth herein), for any fiscal period, the sum of (a) Net Income for that period, plus (b) any extraordinary loss reflected in such Net Income, minus (c) any extraordinary gain reflected in such Net Income, plus (d) Interest Expense for that period, minus (e) interest income for that period, plus (f) the aggregate amount of federal, state and local taxes on or measured by income of Borrower and its Subsidiaries for that period (whether or not payable during that period), plus (g) depreciation, amortization and all other non-cash extraordinary expenses for that period including all non-cash rent expense, plus (h) expenses classified as "pre-opening expenses" on the applicable financial statements of Borrower or its Subsidiaries for that period, plus (i) write-off of goodwill, impairment charges and other non-cash charges and expenses (including non-cash charges resulting from accounting changes), minus (j) any cash payment made during such period associated with any non-cash charges or non-cash extraordinary expenses taken in a prior period to the extent such non-cash charge or non-cash extraordinary expense was added back to the calculation of EBITDA in such prior period, plus (k) cash distributions of income (other than extraordinary income) earned by Excluded Subsidiaries actually received by the Borrower during such period and not otherwise reinvested in such Excluded Subsidiary during such period, in each case determined in accordance with GAAP and, in the case of items (d), (f), (g) and (h), only to the extent deducted in the determination of Net Income for that period, provided that for each of the first three full Fiscal Quarters following the opening of the South Coast Project, after South Project Approval, the operating results of the South Coast Project will be annualized on a straight line basis.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 - Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period,

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

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(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) applicable to any member bank of the Federal Reserve System with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the Closing Date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate. “Event of Default” has the meaning specified in Section 8.01. “Excluded Subsidiary” means Omaha Partners, and in the event South Coast Project Approval does not occur, any new entity organized in connection with the South Coast Project.

“Existing Credit Agreement” means that certain Amended and Restated Loan Agreement dated as of September 16, 1999 among the Borrower, Bank of America, as agent, the lenders, syndication agent, senior managing agent and co-agents referred to therein, as amended.

“Existing Letters of Credit” means any Letter of Credit issued by the L/C Issuer under the Existing Credit Agreement.

“Federal Funds Rate”means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

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“Fee Letter” means the letter agreement, dated August 8, 2003, among the Borrower, the Administrative Agent and the Arrangers.

“Fiscal Quarter” means the fiscal quarter of the Borrower consisting of a three-month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Borrower consisting of a twelve-month period ending on each December 31.

“Fixed Charge Coverage Ratio” means, as of any Fiscal Quarter end, the ratio of (a) EBITDA for the four Fiscal Quarters then ending, minus (i) Maintenance Capital Expenditures made during the same period, minus (ii) taxes paid or payable in cash with respect to income of the Borrowerand its Subsidiaries during the same period (including any Permitted Tax Distributions) to (b) the sum of required payments of principal and Interest Expense made during such four Fiscal Quarter period and (ii) Distributions made during that same period pursuant to Section 7.06(b).

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Board” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, and (c) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Coast Casinos and its Subsidiaries within its jurisdiction.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Coast Casinos and its Subsidiaries within its jurisdiction.

“Gold Coast” means the Gold Coast hotel, casino and entertainment complex located at 4000 West Flamingo Road, Las Vegas, Nevada.

“Gold Coast Deed of Trust” means the Deed of Trust, Assignment of Rents and Fixture Filing dated as of March 18, 1999 executed and delivered by the Borrower in favor of the Administrative Agent for the benefit of the Creditors with respect to the Gold Coast Property, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

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“Gold Coast Property” means the approximately 25 acres of real property on which the Gold Coast is located.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America, or (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors”means, collectively, Coast Casinos, each Subsidiary of Coast Casinos (other than the Borrower) which exists as of the Closing Date, and each other direct or indirect Subsidiary of Coast Casinos which hereafter becomes a Guarantor pursuant to Section 7.17.

“Guaranty”means the unconditional guaranty or guaranties of the Obligations delivered by Guarantors, either as originally executed or as it may from time to time be supplemented, modified, amended, or supplanted.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness”means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms), including any Contingent Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the value of such assets, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person, (f) any negative Swap Termination Value, and (g) without duplication, any Contingent Obligation.

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For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” means, as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered “interest expense” under GAAP, plus (b) the portion of rent paid or payable (without duplication) for that fiscal period under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Contingent Obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or Cash Equivalents or has been converted into Cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS”means the United States Internal Revenue Service.

“Laws”means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or other matters having the force of law and binding upon the parties hereto.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender”has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued hereunder and shall include the Existing Letters of Credit.

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“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Coast Casinos or its Subsidiaries.

“Lien”means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan”means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, any Secured Swap Agreement, each Letter of Credit Application, each Swing Line Loan Notice, the Committed Loan Notice, any UCC financing statement filed in connection with a Collateral Document, the writings described in Section 2.09(b),each Compliance Certificate and any other agreements of any type or nature hereafter executed and delivered by the Borrower or any of its Subsidiaries or Affiliates to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Maintenance Capital Expenditures” means any Capital Expenditure for the maintenance, repair, restoration or refurbishment of (a) any portion of the Orleans, the Barbary Coast, the Gold Coast or the Suncoast, or (b) following the opening thereof, any other hotel, casino or resort property maintained by the Borrower or any of its Subsidiaries, including without limitation, the South Coast Project, but not any Capital Expenditure which adds to or further improves any such property.

“Material Adverse Effect” means any set of circumstances or events which (a) has or may reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or may reasonably be expected to be material and adverse to the condition (financial or otherwise), business operations or prospects of Coast Casinos and its Subsidiaries, taken as a whole, or (c) materially impairs or may reasonably be expected to materially impair the ability of Coast Casinos and its Subsidiaries, taken as a whole, to perform the Obligations.

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“Maturity Date” means September 30, 2008.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means a Contractual Obligation that contains a covenant binding on Coast Casinos or any of its Subsidiaries that prohibits Liens on any of its or their Property, other than (a) any such covenant contained in a Contractual Obligation (i) granting a Lien permitted under Section 7.09 which affects only the Property that is the subject of such permitted Lien or (ii) arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and (b) any such covenant that does not apply to Liens securing the Obligations.

“Net Cash Proceeds” means with respect to any Disposition or any offerings of Indebtedness or equity securities of Coast Casinos or its Subsidiaries, the gross sales proceeds received by Coast Casinos and its Subsidiaries from such Disposition or offering in Cash and Cash Equivalents net of brokerage commissions, investment banking fees, underwriting discounts and commissions, accounting and legal expenses and other transactional costs payable by Coast Casinos and its Subsidiaries with respect to such Disposition or such offering, net of payment of unassumed liabilities relating to the assets subject to such Disposition at the time of, or within thirty (30) days after, the date of such Disposition, and net of an amount determined in good faith by the Borrower to be the estimated amount of income taxes payable by Coast Casinos attributable to such Disposition and any reserves required to be established in accordance with GAAP by Coast Casinos or its Subsidiaries as a reserve against any liabilities associated with such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under indemnification obligations associated with such Disposition.

“Net Income” means, with respect to any fiscal period, the consolidated net income of the Borrower and its Subsidiaries for that period, determined in accordance with GAAP.

“Notes”means, collectively, the Revolving Notes, the Term Notes and the Swing Line Note, and individually without distinction, the Revolving Notes, the Term Notes and the Swing Line Note.

“Obligations”means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

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“Omaha Partners” means Omaha Partners, LLC which was formed to pursue gaming and hospitality development opportunities in or near Omaha, Nebraska.

“Opinions of Counsel” means the favorable written legal opinions of Gibson, Dunn &Crutcher LLP, special counsel to Coast Casinos and the Borrower, including without limitation, the opinion described in the definition of “Senior Indebtedness” set forth therein in 1999 Indenture, and McDonald Carano Wilson McCune Bergin Frankovich & Hicks, special Nevada counsel to Coast Casinos and the Borrower, in each case issued on the Closing Date and in a form solely acceptable to the Administrative Agent, together with copies of all factual certificates and legal opinions upon which such counsel have relied.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, operating agreement, or member agreement (or equivalent or comparable constituent document); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Orleans”means The Orleans hotel, casino and entertainment complex located at the intersection of Tropicana Avenue and Arville Street in Las Vegas, Nevada.

“Orleans Deed of Trust” means the Leasehold Deed of Trust, Assignment of Rents and Fixture Filing dated as of March 18, 1999 executed and delivered by the Borrower in favor of the Administrative Agent for the benefit of the Creditors with respect to The Orleans Property and improvements thereon, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Orleans Ground Lease” means that certain Ground Lease dated October 1, 1995 by and between The Tiberti Company, a Nevada general partnership, as landlord, and Gold Coast Hotel and Casino, a Nevada limited partnership, as tenant, as assigned to the Borrower.

“Orleans Property” means the approximately 80 acres of real property which is the subject of the Orleans Ground Lease.

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“Outstanding Amount” means, as applicable, (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant”has the meaning specified in Section 10.07(d).

“Pass-through Entity” means any Person taxed as a partnership for federal income tax purposes, any disregarded entity for federal income tax purposes, including a qualified Subchapter S subsidiary, an S-Corporation, or any other entity whose items of income and deductions are passed through to its equityholders for federal income tax purposes and retain the same characteristics in the hands of such equityholders.

“PBGC”means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrances” means:

(a) inchoate Liens incident to construction on or maintenance of Real Property; or Liens incident to construction on or maintenance of Real Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

(b) Liens for taxes and assessments on Real Property which are not yet past due; or Liens for taxes and assessments on Real Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

(c) minor defects and irregularities in title to any Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is or may reasonably be expected to be held;

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(d) easements, exceptions, licenses, reservations, or other agreements for the purpose of pipelines, conduits, cables, telecommunications, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Real Property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such Real Property for the purposes for which it is or may reasonably be expected to be held;

(e) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Real Property;

(f) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, approval, license, or permit;

(g) present or future zoning laws and ordinances or other Laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

(h) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(i) rights of tenants under leases and rental agreements covering Real Property entered into in the ordinary course of business of the Person owning such Real Property;

(j) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(k) other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of the Borrower and the Subsidiaries of the Borrower, taken as a whole;

(l) the matters disclosed on Schedule B to any of the ALTA lenders policies of title insurance with respect to any Project Site delivered to the Administrative Agent;

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(m) any attachment or judgment Lien relating to a judgment of less than $5,000,000 which is in existence less than 30 days after the entry thereof or with respect to which (a) execution has been stayed from the date of its entry, (b) payment is covered in full by insurance, or (c) the Borrower or any of its Subsidiaries is in good faith prosecuting an appeal or other appropriate proceedings for review and has set aside cash reserves in the full amount of such judgment or award; and

(n) Liens on deposits (not including real property) securing appeal bonds obtained by the Borrower or a Subsidiary in connection with the appeal of an adverse judgment.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) any licenses or concessions to operate retail businesses granted in accordance with industry customs, or any options to receive any such licenses or concessions, or (d) any Right of Others granted in connection with a proposed Disposition permitted by Section 7.03.

“Permitted Tax Distribution” means (a) payments to Coast Casinos required to be made pursuant to the Tax Sharing Agreement and (b) if and for so long as the Borrower is treated as a Pass-through Entity, distributions to Coast Casinos (or, if Coast Casinos is a Pass-through Entity, its equityholders) in an amount not to exceed the Tax Amount; provided that (i) prior to the first such distribution to equityholders, the Borrower and Coast Casinos deliver to the Administrative Agent an opinion of counsel reasonably satisfactory to the Administrative Agent confirming that (y) the Borrower (and, in the appropriate case, Coast Casinos) is a Pass-through Entity and (z) the Lenders will not recognize income, gain or loss for federal income tax purposes as a result of the transaction pursuant to which the Borrower or Coast Casinos becomes a Pass-through Entity and will be subject to federal income tax in the same manner and at the same times as would have been the case if such transaction had not occurred and (ii) prior to any such distribution, the Borrower delivers to the Administrative Agent a certificate of the Borrower’s Chief Financial Officer to the effect that the Borrower is taxable as Pass-through Entity.

“Person”means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plans”means all drawings, plans and specifications prepared by or for the Borrower with respect to the South Coast Project, and, if required, submitted to and approved by the Clark County Building Department.

“Principals”means Michael J. Gaughan, J. Tito Tiberti, Jerry Herbst and Franklin Toti.

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“Project Site” shall mean each of the Orleans Property, the Gold Coast Property, the Barbary Coast Property, the Suncoast Property, the South Coast Project and any future hotel-casino sites which the Borrower or any of its Subsidiaries hereafter maintains or operates.

“Projections”means the Projection Model prepared based on information provided by the Borrower and contained in the Confidential Information Memorandum dated August, 2003 heretofore distributed to the Lenders.

“Property”means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” means, with respect to each Lender at any time and, as applicable, with respect to such Lender’s Term Commitment and Revolving Commitment, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Commitment of such Lender at such time and the denominator of which is the amount of such Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Equity Offering” means an underwritten public offering of the common stock of Coast Casinos which is registered under the Securities Act of 1933 and results in Net Cash Proceeds to Coast Casinos of not less than $20,000,000.

“Real Property” means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Coast Casinos or any of its Subsidiaries, including the Project Sites.

“Register”has the meaning set forth in Section 10.07(c).

“Related Parties” means, with respect to any Principal, (a) any spouse, sibling, parent or lineal descendant of such Principal or any spouse of any such sibling or lineal descendant, and (b) any trust, corporation, partnership or other Person, the beneficiaries, shareholders, partners, owners or Persons beneficially holding 80% or more controlling interest of which consist of such Principal or Persons of the type referred to in clause (a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

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“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Required Lenders” means, as of any date of determination, Lenders having at least 51% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate at least 51% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held”by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the (a) chief executive officer, (b) president, (c) chief financial officer, (d) treasurer or (e) assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Commitment” means, for all Lenders, the obligation to make Committed Revolving Loans in the aggregate amount of $225,000,000, and, as to each Lender, its obligation to (a) make Committed Revolving Loans to the Borrower pursuant to Section 2.01(a) in the amount set forth in the Revolving Note issued by the Borrower to such Lender on the Closing Date, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in each case as such amount may be adjusted from time to time in accordance with this Agreement or an Assignment and Assumption Agreement.

“Revolving Loan” means a Committed Loan made pursuant to the Revolving Commitment.

“Revolving Note” means each promissory note made by the Borrower to the Lender evidencing a Loan made by that Lender of its Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit C-1, either as originally executed or as the same may be supplemented, modified, amended, reserved, extended or supplemented.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien.

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“Secured Swap Agreement” means a Swap Agreement between the Borrower and a Lender.

“Security Agreement” means a security agreement executed and delivered by the Borrower in favor of the Administrative Agent for the benefit of the Creditors, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Senior Debt” means, as of each date of determination, Total Debt minus Subordinated Obligations.

“Senior Leverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) the Senior Debt as of the last day of such Fiscal Quarter, to (b) EBITDA for the four Fiscal Quarter period ending on such date.

“SEC”means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Short Term Credit Agreement” means that certain Bridge Loan Agreement dated as of March 25, 2003 among the Borrower and Bank of America, as amended.

“South Coast Project Deed of Trust” means the Deed of Trust, Assignment of Rents and Fixture Filing dated as of the date hereof to be executed and delivered by the Borrower in favor of the Administrative Agent for the benefit of the Creditors with respect to the South Coast Project Property and improvements thereon, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“South Coast Project” means the proposed design, development and construction by the Borrower of a hotel, casino and entertainment complex on the South Coast Project Property.

“South Coast Project Approval” means approval by the Required Lenders of the South Coast Project’s Plans, proposed design, budget, construction timetable, surveys, insurance, capital sources and the appropriate and customary covenants, terms and conditions to be added to this Agreement by amendment.

“South Coast Project Property” means the approximately 55 acres of Real Property owned by the Borrower located at the intersection of Las Vegas Boulevard, South and Silverado Ranch Road.

“Subordinated Obligations” means (a) the 1999 Senior Subordinated Debt and (b) any other Indebtedness of the Borrower which is subordinated in right of payment to the Obligations, the terms of which are otherwise permitted under this Agreement, including the Indebtedness described in Section 7.10(e), or which are approved by the Administrative Agent, acting with the consent of the Required Lenders, in writing.

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“Subsidiary”of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. The foregoing notwithstanding, except as expressly set forth herein, for all purposes herein Excluded Subsidiaries shall not be a “Subsidiary” hereunder.

“Subsidiary Guaranty” means an unconditional guaranty in full of the Obligations delivered by a Subsidiary of Coast Casinos pursuant hereto, such guaranty to be in substantially the form of the Guaranty, with such modifications as may be reasonably designated by the Administrative Agent.

“Subsidiary Pledge Agreement” means an agreement granting a pledge in all property of a Subsidiary of Coast Casinos of a type subject to the Coast Casinos Pledge Agreement delivered by such Subsidiary to secure the Obligations pursuant hereto, such pledge agreement to be in substantially the form of the Coast Casinos Pledge Agreement, with such modifications as may be reasonably designated by the Administrative Agent.

“Subsidiary Security Agreement” means an agreement granting a security interest in all property of a Subsidiary of Coast Casinos of a type subject to the Coast Casinos Security Agreement delivered by such Subsidiary to secure the Obligations pursuant hereto, such security agreement to be in substantially the form of the Coast Casinos Security Agreement, with such modifications as may be reasonably designated by the Administrative Agent.

“Suncoast Deed of Trust” means the Leasehold Deed of Trust, Assignment of Rents and Fixture Filing dated as of March 18, 1999 executed and delivered by the Borrower in favor of the Administrative Agent for the benefit of the Creditors with respect to the Suncoast Property and improvements thereon, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Suncoast Ground Lease” means that certain Ground Lease Agreement dated October 28, 1994 by and between 21 Stars, Ltd., a Nevada limited liability company, as landlord, and Barbary Coast Hotel and Casino, a Nevada general partnership, as tenant, as assigned to Coast West, Inc., and further assigned to the Borrower on March 23, 1999 by operation of the merger between the Borrower and Coast West, Inc.

“Suncoast Property” means the approximately 50 acres of real property located at the intersection of Rampart and Alta Nevada, which is the subject of the Suncoast Ground Lease.

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“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note made by the Borrower to the Swing Line evidencing a Swing Line Loan made by the Swing Line Lender, substantially in the form of Exhibit C-3, either as originally executed or as the same may be supplemented, modified, amended, reserved, extended or supplemented.

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“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Tax Agreement” means (a) the Tax Sharing Agreement, and (b) if and for so long as the Borrower and Coast Casinos are treated as a Pass-Through Entities, any agreement among the Borrower, Coast Casinos and the equity holders of Coast Casinos with respect to distributions of the Tax Amount.

“Tax Amount” means, with respect to any period during which the Borrower is a Pass-Through Entity, the federal, state and local tax liability of equityholders of the Borrower (or, if Coast Casinos is a Pass-through Entity, its equityholders), assuming maximum rates, in respect of their direct or indirect interests in the Borrower for such period plus any additional amounts payable to such equityholders to cover taxes arising from ownership of such equity interests.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement dated January 30, 1996, among Coast Casinos, the Borrower and Coast West, Inc., as in existence on the Closing Date.

“Term Commitment” means, for all Lenders, the obligation to make Committed Term Loans in the aggregate amount of $75,000,000, and, as to each Lender, its obligation to (a) make Committed Term Loans to the Borrower pursuant to Section 2.01(b)in the amount set forth in the Term Note issued by the Borrower to such Lender on the Closing Date, in each case, as such amount may be adjusted from time to time in accordance with this Agreement or an Assignment and Assumption Agreement, and (b) make the term loan B advances under such Lender’s term loan B commitment established pursuant to Section 2.14.

“Term Loan” means, collectively, (i) a Committed Term Loan made pursuant to the Term Commitment under Section 2.01(b) and (ii) if and when funded, the term loan B advances made pursuant to the term loan B commitment, if any, established pursuant to Section 2.14.

“Term Loan B Reduction Amount” means, with respect to each Term Loan Reduction Date, an amount not to exceed 8.3333% of the term loan B advances made pursuant to the term loan B commitment, if any, established pursuant to Section 2.14.

“Term Loan Reduction Amount Adjustment” means an adjustment to the Term Loan Reduction Amount pursuant to an amendment hereto approved by the Required Lenders upon or after the South Coast Project Approval.

“Term Loan Reduction Amount” means with respect to each Term Loan Reduction Date, 8.3333% of the outstanding principal amount of the Term Loans made pursuant to the Term Commitment under Section 2.01(b) (as such amount may be increased pursuant to Section 2.14) on such Term Loan Reduction Date subject to the Term Loan Reduction Amount Adjustment.

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“Term Loan Reduction Date” means December 31, 2005, and the last day of each succeeding December, March, June and September through the Maturity Date.

“Term Note” means each promissory note made by the Borrower to the Lender evidencing a Loan made by that Lender of its Pro Rata Share of the Term Commitment, substantially in the form of C-2, either as originally executed or as the same may be supplemented, modified, amended, reserved, extended or supplemented.

“Title Company” means Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to the Administrative Agent.

“Total Debt” means, as of each date of determination, the aggregate principal Indebtedness, without duplication, of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Leverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (a) Total Debt as of the last day of such Fiscal Quarter, to (b) EBITDA for the four Fiscal Quarter period ending on such date.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and the Outstanding Amount of all L/C Obligations.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Officer of that Person).

“Trademark Assignment” means the Trademark Security Interest Assignment dated as of March 18, 1999, executed by the Borrower and Coast Casinos in favor of the Administrative Agent for the benefit of the Lenders, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Type”means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Voting Stock” means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

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1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); providedthat, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans.

(a) Committed Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such revolving loan, a “Committed Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any such Committed Borrowing, (i) the Total Outstandings of Revolving Loans shall not exceed the Aggregate Commitments for Committed Revolving Loans, and (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Each Revolving Loan shall be in a principal amount of $2,000,000 or in a whole multiple of $1,000,000 in excess thereof. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Committed Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

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(b) Committed Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each such term loan, a “Committed Term Loan”) to the Borrower on the Closing Date, in an aggregate amount not to exceed the amount of such Lender’s Term Commitment. The Borrower may prepay in accordance with Section 2.05 and Section 3.05. Term Loan prepayments may not be reborrowed. Committed Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c) On the Closing Date, (i) the Borrower shall pay (A) all accrued and unpaid fees outstanding under the Existing Credit Agreement for the account of each lender under the Existing Credit Agreement and (B) all Loans to any lender under the Existing Credit Agreement which is not a Lender under this Agreement, (ii) each remaining “Base Rate Loan” under the Existing Credit Agreement shall be deemed to be a Base Rate Loan under this Agreement, (iii) each “LIBOR Loan” under the Existing Credit Agreement shall be deemed to be converted into a Eurodollar Rate Loan under this Agreement and (iv) the Existing Credit Agreement and the commitments thereunder shall be superseded by this Agreement and such commitments shall terminate.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Committed Loans. On the date which is two Business Days prior to the first day of an Interest Period, the Administrative Agent shall confirm the applicable Eurodollar Rate (which determination shall be conclusive absent manifest error) and promptly shall give notice of the same to the Borrower and the Lenders in accordance with Section 10.02 (other than with respect to time periods). Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of

Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

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(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) On the Closing Date, each Existing Letter of Credit shall be deemed to have been issued hereunder, and each Lender shall thereupon acquire a participation interest therein in accordance with its Pro Rata Share and the terms of this Section. Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate ratably in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

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(B) the expiry date of such requested Letter of Credit would occur more than (I) twelve months after the date of issuance in the case of a standby Letter of Credit, and (II) 120 days in the case of a commercial Letter of Credit, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or (E) such Letter of Credit is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

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(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and so long as the Borrower has received notice of such payment prior to 10:00 a.m. on such date, the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and if Borrower received notice after 10:00 a.m. Borrower shall reimburse the L/C Issuer on the next Business Day. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Committed Revolving Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Revolving Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

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(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute.The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

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(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer.Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP98 and UCP.Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

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(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share (i) a Letter of Credit fee for each commercial Letter of Credit equal to 0.125% of the maximum amount available to be drawn under such Letter of Credit, and (ii) a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amounts and at the times specified in the Fee Letter. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable when paid.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

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(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. EST on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. EST on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:30 p.m. EST on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

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(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

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(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans payable at the Base Rate plus the Applicable Rate. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one Business Day prior to the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares. All prepayments applied to the Committed Term Loans shall be applied to the scheduled principal payments thereof in the inverse order of their maturities.

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(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(d) The Borrower shall prepay the Loans in accordance with Section 7.03.

2.06 Termination or Reduction of Commitments. The Borrower may, upon at least five Business Days’ prior written notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date.

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(c) Subject to the Term Loan Reduction Amount Adjustment, the Borrower shall repay the Term Loans made pursuant to the Term Commitment under Section 2.01(b) hereof in a principal amount equal to the Term Loan Reduction Amount on each Term Loan Reduction Date. Amounts repaid on the Term Loan may not be reborrowed.

(d) The Borrower shall repay the Term Loans, if any, made pursuant to the term loan B commitment established pursuant to Section 2.14 hereof in a principal amount equal to the Term Loan Reduction B Amount on each Term Loan Reduction Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, from and after the earlier to occur of notice from the Administrative Agent imposing the Default Rate or the commitment of any proceeding under any Debtor Relief Law in respect to the Borrower, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

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(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Commitments exceed the sum of (i) the Outstanding Amount of Committed Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)	The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) Notes, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

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(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

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(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Increase in Commitments.

(a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may on a one time basis, request an increase in the Aggregate Commitments by an amount not to exceed in the aggregate $50,000,000,as an increase to the Revolving Commitment and/or the Term Loan Commitments then outstanding and/or a separate term loan B commitment, provided that any term loan B shall not, at any time or in any respect amortize in time or percentage of outstanding principal amount greater than the amortization of the existing Term Loan. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, to the extent the Lenders do not agree to such requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

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(b) If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(c) In connection with the increase of the Term Loan Commitments pursuant to this Section 2.14, the Lenders and the Borrower hereby agree that, notwithstanding anything to the contrary contained in this Agreement, the Borrower and the Administrative Agent may take all such actions as may be necessary to ensure that all Lenders with outstanding Committed Term Loans of the respective tranche continue to participate in each Borrowing of outstanding Committed Term Loans of such tranche (after giving effect to the incurrence of Committed Term Loans of such tranche) on a prorata basis, including by adding the Committed Term Loans to be so incurred to the then outstanding Borrowings of Committed Term Loans of such tranche on a prorata basis even though as a result thereof such new Committed Term Loans (to the extent required to be maintained as Eurodollar Loans) may effectively have a shorter Interest Period than the then outstanding Borrowings of Committed Term Loans of such tranche, and it is hereby agreed that to the extent any then outstanding Borrowings of Committed Term Loans that are maintained as Eurodollar Loans are affected as a result thereof, any costs of the type described in Section 3.05 incurred by such Lenders in connection therewith shall be for the account of the Borrower. At the time of any increase of the Revolving Loan Commitments pursuant to this Section 2.14, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders, in each case to the extent necessary so that all of the Lenders with Revolving Commitments participate in each outstanding Borrowing of Revolving Loans prorata on the basis of their respective Revolving Commitments (after giving effect to any increase in the aggregate Revolving Commitments pursuant to this Section 2.14) and with the Borrower being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.14 in connection with any such repayment and/or Borrowing.

(d) This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor, accompanied by a certificate described in Section 3.06.

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3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements (utilized in the determination of the Eurodollar Rate), then, if such Lender generally is assessing such amounts due to its borrowers that are similarly situated as Borrower, from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

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(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then, if such Lender generally is assessing such amounts to its borrowers that are similarly situated as Borrower, from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction, provided, however, that the Borrower shall not be required to compensate any Lender for any amount arising or accruing more than 180 days prior to the date of receipt by the Borrower from the Lender of its notice demanding payment pursuant to this Section 3.04(b).

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss, cost, or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
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3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be provided to the Borrower and shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Each Lender agrees to endeavor promptly to notify the Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section, and agrees to designate a different Lending Office of such Lender if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. If any Lender claims compensation under this Section, the Borrower may at any time, upon at least four Business Days’ prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section through the date of such payment, pay in full the affected Eurodollar Rate Loans of such Lender or request that such Eurodollar Rate Loans be converted to Base Rate Loans.

(c) All determination shall be made by each Lender in good faith, and any amounts due under Article III shall be due and payable within ten Business Days after demand by such Lender.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent (unless all the Lenders in their sole and absolute discretion, shall agree otherwise):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) Notes executed by the Borrower in favor of each Lender in the principal amount of that Lender’s Pro Rata Share;

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(iii) the Collateral Documents executed by the appropriate party;

(iv) any amendments to any existing ground leases or other documents related to the Real Property; (v) the fee letters with respect to certain fees as described in Article II, executed by the Borrower; (vi) such documentation with respect to the Borrower and each other Loan Party as the Administrative Agent may require to establish its due organization, valid existence and good standing, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, and incumbency certificates;

(vii) the Opinions of Counsel;

(viii) subject to Section 6.13, such assurances as the Administrative Agent deems appropriate that the relevant Gaming Boards have approved the increase in the Aggregate Commitment and associated transactions contemplated by any revisions to the Loan Documents to the extent that such approval is required by applicable Gaming Laws;

(ix) a certificate signed by a Responsible Officer of the Borrower which may be relied upon by each of the Lenders certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (C) a calculation of the Total Leverage Ratio as of the last day of the Fiscal Quarter of the Borrower most recently ended prior to the Closing Date; (D) the copies of the 1999 Indenture, the Orleans Ground Lease, the Suncoast Ground Lease, the Barbary Coast Ground Lease, and the Tax Sharing Agreement delivered to the Administrative Agent on or about September 19, 1999 have not been amended in any respect, or attaching such amendments to the certificate;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xi) evidence that the security interests of the Administrative Agent in the personal property of the Loan Parties are of first priority, except as contemplated by the Loan Documents;

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(xii) a certificate of insurance issued by Borrower’s insurance carrier or agent with respect to the insurance required to be maintained pursuant to the Deeds of Trust, including without limitation flood insurance (if required under the respective Deed of Trust) and a policy or policies of bailer’s “all risk” insurance in non-reporting form and in an amount not less than the then current value of the improvements located on the Project Sites, on a replacement cost basis, together with lenders’ loss payable endorsements thereof on Form 438BFU or other form acceptable to the Administrative Agent;

(xiii) assurances acceptable to the Administrative Agent that Chicago Title Insurance Company is prepared to issue indorsements to the ALTA lenders policy of title insurance issued to the Administrative Agent on the Closing Date (A) increasing the insurance provided thereunder to $350,000,000 (subject to tie-in endorsements), (B) assuring that the amendments to the Deeds of Trust do not result in a loss of priority, and (C) as to such other matters as the Administrative Agent or the Requisite Lenders may reasonably request; and

(xiv) such due diligence with respect to the Project Sites as the Administration Agent may require, including without limitation, surveys, environmental reports and zoning letters.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Borrower and any other Loan Party shall be in compliance with all the terms and provisions of the Loan Documents, and after giving effect to the initial Advance, no Default or Event of Default shall have occurred and be continuing.

(e) All interest, commitment fees and other amounts which have accrued and remain unpaid under the Existing Credit Agreement shall have been paid to the Administrative Agent.

(f) All legal matters relating to the Loan Documents shall be satisfactory to Dorsey & Whitney LLP, special counsel to the Administrative Agent.

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4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a)and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Nevada. Coast Casinos is a corporation duly formed, validly existing and in good standing under the Laws of Nevada. The Borrower and each other Loan Party is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing may not reasonably be expected to have Material Adverse Effect. The Borrower and each other Loan Party has all requisite corporate or other organizational power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a party and to perform its Obligations. All outstanding shares of the capital stock of the Borrower and each other Loan Party are duly authorized and validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. The Borrower and each other Loan Party is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions may not reasonably be expected to have a Material Adverse Effect.

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5.02 Authorization; No Contravention. The execution, delivery and performance of the Loan Documents by the Borrower and each other Loan Party have been duly authorized by all necessary corporate action, and do not and will not:

(a) Require any consent or approval not heretofore obtained of the board of directors of such Loan Party (including any necessary shareholder action) or (in the case of any creditor except where the failure to obtain such creditor’s consent may not reasonably be expected to have any Material Adverse Effect) any creditor of such Loan Party;

(b) Violate or conflict with any provision of such Loan Party’s articles of incorporation or bylaws;

(c) Except to the extent contemplated by the Loan Documents, result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Loan Party;

(d) Violate any Requirement of Law applicable to such Loan Party in any material respect; (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation involving Property or obligations in excess of $10,000,000 to which such Loan Party is a party or by which such Loan Party or any of its Property is bound or affected;

and neither the Borrower nor any other Loan Party is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 5.02(e), in any respect that may reasonably be expected to have a Material Adverse Effect.

5.03 No Governmental Approvals Required. Except as set forth in Schedule 5.03 or previously obtained or made, no material authorization, consent, approval, order, license or permit from, or material filing, registration or qualification with, any Governmental Authority is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by the Borrower or any other Loan Party of the Loan Documents to which it is a party. All authorizations from, or filings with, any Governmental Authority described in Schedule 5.03 will be accomplished as of the Closing Date or such other date as is specified in Schedule 5.03.

5.04 Subsidiaries. As of the Closing Date, the Borrower does not have any Subsidiaries and the Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interests in any Person. As of the Closing Date, Coast Casinos does not have any Subsidiaries other than the Borrower.

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5.05 Financial Statements. The Borrower has furnished the audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2002, to the Administrative Agent and the Lenders, which financial statements fairly present the financial condition, results of operations and changes in financial position of the Borrower and its Subsidiaries as of such dates and for such periods in conformity with GAAP, consistently applied.

5.06 No Material Adverse Changes. Since December 31, 2002, no circumstance or event has occurred that constitutes a Material Adverse Effect.

5.07 Title to Property. On the Closing Date and on each subsequent date, the Borrower (a) holds valid title in fee simple to the Gold Coast Property, South Coast Property, the Barbary Coast Property (other than the Real Property subject to the Barbary Coast Ground Lease)and all improvements located thereon, other than leased equipment, and (b) holds the lessee’s interest under the Barbary Coast Ground Lease, the Orleans Lease and the Suncoast Ground Lease, in each case, free and clear of all Liens and Rights of Others, other than Liens or Rights of Others permitted by Section 7.09.

5.08 Intangible Assets. Each Loan Party owns, or possesses the right to use to the extent necessary in its respective business, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are necessary to complete and operate the Project Sites or which are used in the conduct of its business as now operated, and no such Intangible Asset, to the best knowledge of the Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict may reasonably be expected to have a Material Adverse Effect. Without limitation on the foregoing, the Borrower is not legally prohibited from using the names “Gold Coast,”“Barbary Coast,” “The Orleans” “Suncoast” or “South Coast” in Las Vegas, Nevada in connection with its hotel casinos. Each registered patent, trademark or copyright owned by any Loan Party, or as to which any Loan Party is a licensee (other than licenses granted in connection with commercially available or embedded software), is described on Schedule 5.08 or (to the extent acquired after the Closing Date and to the extent that assignment of any such after-acquired rights to the Administrative Agent is not legally prohibited), on a supplement to the Trademark Assignment.

5.09 Public Utility Holding Company Act. Neither Coast Casinos nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.10 Litigation. There are no actions, suits, proceedings or investigations pending as to which Coast Casinos or any of its Subsidiaries have been served or have received notice or, to the best knowledge of the Borrower, threatened against or affecting Coast Casinos or any of its Subsidiaries or any Property of any of them (including the Real Property) before any Governmental Agency, which may reasonably be expected to have a monetary impact which is in excess of $5,000,000, and no such action, suit proceeding or investigation may reasonably be expected to have a Material Adverse Effect.

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5.11 Binding Obligations. Each of the Loan Documents to which the Borrower or any other Loan Party is a party will, when executed and delivered by such Loan Party, constitute the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.12 No Default. No event has occurred and is continuing that is a Default or Event of Default.

5.13	ERISA.

(a) With respect to each Pension Plan:

(i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance may reasonably be expected to have a Material Adverse Effect;

(ii) such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that may reasonably be expected to have a Material Adverse Effect;

(iii) no “reportable event” (as defined in Section 4043 of ERISA) has occurred that may reasonably be expected to have a Material Adverse Effect; and

(iv) neither Coast Casinos nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) that may reasonably be expected to have a Material Adverse Effect.

(b) Neither Coast Casinos nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that may reasonably be expected to have a Material Adverse Effect.

5.14 Regulations T, U and X; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as defined in Regulations T, U, and X) in violation of Regulations T, U and X. Neither Coast Casinos nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No written statement made by the Borrower or any of its Affiliates to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make such written statement not misleading in light of all the circumstances existing at the date such written statement was made, provided that no representation as to the Projections is made in this Section (the Projections being the subject of Section 5.17 hereof).

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5.16 Tax Liability. Coast Casinos and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Coast Casinos or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material item or portion of Property of Coast Casinos or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.17 Projections. As of the Closing Date, to the best knowledge of the Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to the Borrower, and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation or covenant that the Projections in fact will be achieved.

5.18 Hazardous Materials. Except as described in Schedule 5.18 or except as would not individually or in the aggregate have a Material Adverse Effect, (a) none of Coast Casinos nor any of its Subsidiaries nor any of their affiliated predecessors in interest at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under any Project Site (or, to the best of the Borrower’s knowledge, any other Real Property) in violation of any Hazardous Materials Law, (b) to the best knowledge of the Borrower, no condition exists that violates any Hazardous Material Law affecting any Real Property, (c) no Project Site nor any portion thereof (nor, to the best knowledge of the Borrower, any other Real Property) is or has been utilized by Coast Casinos or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Coast Casinos or any of its Subsidiaries on any Project Site, or transported to or from any Project Site, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.

5.19 Gaming Laws. Coast Casinos and its Subsidiaries are in compliance in all material respects with all Gaming Laws that are applicable to them.

5.20 Security Interests. Each of the Security Agreement, the Coast Casinos Security Agreement, the Coast Casinos Pledge Agreement and the Trademark Assignment creates a valid security interest in the collateral described therein securing the Obligations, and all action necessary to perfect the security interests so created (including without limitation the Borrower’s ownership of, or license to use, the marks described in Section 5.08) have been taken and completed. UCC-1 financing statements have been filed with the appropriate Governmental Authority and the filing of the Trademark Assignment has been filed with the United States Patent and Trademark Office. The security interests granted to the Administrative Agent by the Security Agreement, the Coast Casinos Security Agreement, the Coast Casinos Pledge Agreement and the Trademark Assignment are perfected and of first priority subject only to the matters disclosed on Schedule 7.09 or permitted by Section 7.09(e) and (f), to the fullest extent that such Liens may be perfected by filing. The Deeds of Trust create, a valid Lien in the Collateral described therein to the extent constituting real property, improvements thereto and fixtures securing the Obligations, other than those arising under Sections 5.18 and 6.12 (subject only to Permitted Encumbrances and Permitted Rights of Others), and all action necessary to perfect the Lien so created, other than recordation or filing thereof with the appropriate Governmental Agencies, will have been taken and completed.

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5.21 Tax Shelter Regulations. The Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Committed Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

5.22 Interest Coverage Ratio Under 1999 Indenture. The Borrower’s Interest Coverage Ratio (as defined in and calculated in accordance with the 1999 Indenture) is greater than 2.0 to 1.0.

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall cause each Subsidiary which is not an Excluded Subsidiary and Loan Party to:

6.01 Financial and Business Information. Unless the Administrative Agent (with the written approval of the Required Lenders) otherwise consents, at the Borrower’s sole expense, deliver to the Administrative Agent, a sufficient number of copies (or an electronic mail attachment) for all of the Lenders, of the following, which in each case shall not include the Excluded Subsidiaries:

(a) As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter, for the Borrower and the Subsidiaries, (i) the consolidated balance sheet, statement of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail, and (ii) a quarterly operating report with a narrative description in a format which is mutually acceptable to the Borrower and the Administrative Agent. Such consolidated financial statements shall be certified by the Chief Financial Officer or Treasurer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

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(b) As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, the consolidated balance sheet, statements of operations and cash flows, in each case of the Borrower and its Subsidiaries for such Fiscal Year, in each case as at the end of and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of independent public accountants of recognized standing selected by the Borrower and reasonably satisfactory to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP as at such date, and shall not be subject to any qualifications or exceptions which are not acceptable to the Required Lenders. Such accountants’ report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default arising under Sections 7.12, 7.13, 7.14 and 7.15 or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed the Borrower’s financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 7.12, 7.13, 7.14 and 7.15, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by the Borrower in the manner prescribed by this Agreement;

(c) As soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the four succeeding Fiscal Years, including projected consolidated balance sheets, statements of operations and statements of cash flow of the Borrower and its Subsidiaries, all in reasonable detail;

(d) Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(e) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 6.01;

(f) Promptly after the same are available, copies of the Nevada “Regulation 6.090 Report” and “6-A Report” and copies of any written communication to the Borrower or any other Loan Party from any Gaming Board advising it of a violation of or non-compliance with any Gaming Law by the Borrower or any other Loan Party;

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(g) Promptly after request by the Administrative Agent or any Lender, copies of any other material report or other document that was filed by Coast Casinos or any of its Subsidiaries with any Governmental Agency;

(h) Promptly, and in any event within ten Business Days upon a Responsible Officer becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA), except for any such “reportable events” for which the thirty (30) day notice requirement has been waived) or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action the Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(i) As soon as practicable, and in any event within three Business Days after a Responsible Officer becomes aware of the existence of any condition or event which constitutes a Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action the Borrower is taking or proposes to take with respect thereto;

(j) Promptly upon a Responsible Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Coast Casinos or any of its Subsidiaries that is $2,500,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor or lessor under a written credit agreement involving Indebtedness in excess of $2,500,000 or a material lease has asserted a default thereunder on the part of Coast Casinos or any of its Subsidiaries, (iii) any Person has commenced a legal proceeding with respect to a claim against Coast Casinos or any of its Subsidiaries under a contract that is not a credit agreement or material lease in excess of $2,500,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Coast Casinos or the Borrower of its intent to strike Coast Casinos or any of its Subsidiaries on a date certain and such strike would involve more than 100 employees of Coast Casinos and its Subsidiaries, or (v) any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $2,500,000 or more with respect to Coast Casinos or any of its Subsidiaries, a written notice describing the pertinent facts relating thereto and what action Coast Casinos or its Subsidiaries are taking or propose to take with respect thereto; and

(k) Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Required Lenders.

6.02 Compliance Certificates. For so long as any Loan remains unpaid, any Letter of Credit remains outstanding, any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains outstanding, the Borrower shall deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 6.01(a) and (b), a properly completed Compliance Certificate signed by a Responsible Officer.

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6.03 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Coast Casinos and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material item or portion of Property of Coast Casinos or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

6.04 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of their respective business, except where the failure to so preserve and maintain the existence of any Subsidiary or such authorizations would not constitute a Material Adverse Effect; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect. The Borrower shall at all times be a wholly-owned Subsidiary of Coast Casinos.

6.05 Maintenance of Properties. Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste or unreasonable deterioration of their respective Properties, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Coast Casinos and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

6.06 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Coast Casinos and its Subsidiaries operate and, in any event, such insurance as may be required under the Deeds of Trust. Each policy evidencing such insurance shall name the Administrative Agent as loss payee and additional insured, and provide that such insurance companies provide the Administrative Agent thirty (30) days written notice before the termination thereof.

6.07 Compliance With Laws. Comply, within the time period, if any, given for such compliance by the relevant Governmental Authority or Agencies with enforcement authority, with all Requirements of Law, the noncompliance with which constitutes a Material Adverse Effect, except that Coast Casinos and its Subsidiaries need not comply with a Requirement of Law then being contested in good faith by appropriate proceedings.

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6.08 Inspection Rights. Permit the Administrative Agent to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with any of their officers, key employees or accountants. All rights of the Administrative Agent under this Section may be exercised upon reasonable advance notice and at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of the Borrower or any of its Subsidiaries). The costs of all such monitoring, examining, auditing and inspection by and at the requests of the Administrative Agent shall be borne the Administrative Agent.

6.09 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Coast Casinos or any of its Subsidiaries.

6.10 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

6.11 Use of Proceeds. Use the proceeds of the Loans made on the Closing Date, first, to pay the Loans heretofore made under the Existing Credit Agreement to those lenders thereunder which are not Lenders under this Agreement, second, to repay the outstanding obligations under the Short Term Credit Agreement and to terminate the Short Term Credit Agreement, and on or after the Closing Date solely for (a) capital improvements and expansion activities at The Orleans, the Gold Coast, the Barbary Coast and/or the Suncoast, (b) to finance initial design expenses and land improvements at the South Coast Project in an amount not to exceed, prior to South Coast Project Approval, $15,000,000, and (c) for other working capital and other general corporate purposes.

6.12 Hazardous Materials Laws. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Authority pursuant to any applicable Hazardous Materials Laws with regard to the Real Property, (b) any and all material claims made or threatened in writing by any Person against Coast Casinos or any of its Subsidiaries relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials with regard to the Real Property, and (c) any Responsible Officer of the Borrower receiving written notice or other clear evidence of any material occurrence or condition on any real property adjoining or in the vicinity of such Real Property and affecting the Real Property that may reasonably be expected to cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

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6.13 Pledge of Stock of Excluded Subsidiaries.In the event the Borrower does not receive South Coast Project Approval, prior to the reconveyance of the property interest of the Administrative Agent in the South Coast Project Property under the South Coast Project Deed of Trust, pledge the stock of the Excluded Subsidiary formed for the purpose of developing the South Coast Project pursuant to a pledge agreement to be in substantially the form of the Coast Casinos Pledge Agreement, with such modifications as may be reasonably designated by the Administrative Agent.

ARTICLE VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary which is not an Excluded Subsidiary to, directly or indirectly:

7.01 Prepayment of Indebtedness. Other than as to the Obligations or as required by Section 6.11, or permitted by the last sentence of Section 7.02, prepay any principal or interest on any Indebtedness of Coast Casinos or any of its Subsidiaries prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any Indebtedness of Coast Casinos or any of its Subsidiaries prior to the date when due, in each case if a Default or Event of Default then exists or would result therefrom.

7.02 Payment of Subordinated Obligations. Except as expressly permitted in the last sentence of this Section 7.02, prepay any principal (including sinking fund payments) or any other amount with respect to any Subordinated Obligation, or purchase or redeem any Subordinated Obligation except for (x) regularly scheduled payments of interest made with respect to the 1999 Senior Subordinated Debt in a manner consistent with the subordination provisions of the 1999 Indenture (as in effect on the Closing Date) and (y) regularly scheduled payments of interest with respect to other Subordinated Obligations, to the extent permitted by the subordination provisions thereof. The principal amount of the 1999 Senior Subordinated Debt existing as of the Closing Date may be prepaid or redeemed in a principal amount not to exceed $325,000,000, but only (a) if (i) an Event of Default does not then exist, or it would not result therefrom and (ii) the Borrower has not received written notice from the Administrative Agent or a Lender that a Default has occurred and such Default remains uncured; and (b) to the extent of an amount equal to the Net Cash Proceeds with the proceeds of Indebtedness incurred pursuant to Sections 7.10(e) and (f).

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7.03 Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except for the following Dispositions (including any Right of Others consisting of an option granted with respect to):

(a) Dispositions of obsolete, worn-out, surplus or damaged equipment or other personal property no longer necessary to the business of Coast Casinos and its Subsidiaries;

(b) Dispositions of easements or minor strips and gores of property in connection with improvements to Real Property and which are approved in advance by the Administrative Agent as reasonably necessary to the construction or maintenance thereof, provided that the Administrative Agent shall concurrently receive any endorsements to its policy of title insurance as it may reasonably request in connection therewith;

(c) the Disposition of Barbary Coast Property (other than as permitted in Section 7.03(e)), with the prior written consent of the Required Lenders;

(d) Mergers permitted under Section 7.05 and Dispositions by the Borrower to any Subsidiary Guarantor or by any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor (so long as any Lien granted pursuant to the Collateral Documents is not, in the reasonable judgment of the Administrative Agent, adversely affected thereby);

(e) additional Dispositions of equipment or other Property (other than any Project Site or improvements thereon, except as permitted by Section 7.03(c)) having a cumulative aggregate fair value not in excess of $15,000,000; and

(f) in the event the Borrower does not receive South Coast Project Approval, the Disposition of the South Coast Property to an Excluded Subsidiary for the purpose of developing the South Coast Project.

provided, however, that this Section shall not apply to prohibit a Disposition to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which is not curable by such Disposition, (ii) the Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance and (iii) the Net Cash Proceeds from such Disposition are paid to the Administrative Agent promptly after receipt and applied to reduce the principal outstanding under the Notes (first, to the Term Notes, then to the Revolving Notes and then to the Swing Line Note, and in the case of the Term Notes and Revolving Notes, first to Base Rate Loans and thereafter to LIBOR Loans, shortest Interest Periods first, or to cash collateralize the Notes in an interest bearing account with the Administrative Agent), and to correspondingly reduce the Aggregate Commitments (effective in the case of any cash collateralization of Eurodollar Rate Loans upon the expiration of the related Interest Period) and provided further that nothing in this Section shall apply to restrict the Disposition of any of the equity securities of any Person that holds, directly or indirectly through a holding company or otherwise, a license under any Gaming Law to the extent such restriction is unlawful under that Gaming Law.

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7.04 Hostile Tender Offers. Make any offer to purchase or acquire, or consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Coast Casinos or any Subsidiary thereof that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

7.05 Mergers. Merge or consolidate with or into any Person, except:

(a) mergers and consolidations of a Subsidiary of the Borrower into the Borrower or another Subsidiary of the Borrower (in the case of any such merger or consolidation to which the Borrower is a party, with the Borrower as the surviving entity, and in the case where an Excluded Subsidiary and a Subsidiary are parties, the non-Excluded Subsidiary is the surviving entity), provided that the Borrower and each of such Subsidiaries have executed such amendments to the Loan Documents as the Administrative Agent may reasonably determine are appropriate as a result of such merger; and

(b) mergers or consolidations of the Borrower or any of its Subsidiaries with any other Person, provided that (i) either (A) the Borrower or such Subsidiary is the surviving entity, or (B) the surviving entity is a corporation organized under the Laws of a State of the United States of America or the District of Columbia and, as of the date of such merger or consolidation, expressly assumes, by an appropriate instrument, the Obligations of the Borrower or such Subsidiary, as the case may be, (ii) giving effect thereto on a pro-forma basis, no Default or Event of Default exists or would result therefrom, and (iii) as a result thereof, no Change of Control has occurred.

7.06 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, other than:

(a) Distributions from any Subsidiary of the Borrower to the Borrower;

(b) Provided that no Default or Event of Default shall have occurred or be continuing or would result therefrom, Distributions (by the Borrower to Coast Casinos) (i) in an aggregate amount not to exceed $75,000,000 during the term of this Agreement, plus (ii) an amount equal to 25% of cumulative positive Net Income for all periods commencing after December 31, 2002, provided that in the case of any Distribution made pursuant to clause (ii) of this paragraph, that after giving pro forma effect to the making of such Distribution as of the last day of the then most recent Fiscal Quarter, the Borrower is in pro forma compliance with the Fixed Charge Coverage Ratio;

(c) Distributions payable solely in capital stock of the Borrower of the same class as to which such Distributions are payable;

(d) Dividends or other payments by the Borrower to Coast Casinos in an aggregate amount not to exceed $1,000,000 per Fiscal Year to pay accounting, legal, corporate reporting and other administrative expenses of Coast Casinos in the ordinary course of business;

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(e) Permitted Tax Distributions, provided that not less than 10 Business Days prior to the making thereof, the Borrower has provided to the Administrative Agent calculations thereof which are in form and detail reasonably acceptable to the Administrative Agent;

(f) Payments of amounts required for any repurchase, redemption, retirement or other acquisition of any capital stock of the Borrower or Coast Casinos (and the payment of dividends by the Borrower to Coast Casinos to fund any such payments) or any options or rights to acquire such capital stock of the Borrower or Coast Casinos owned by any director, officer or employee of the Borrower or any of its Subsidiaries pursuant to any management equity subscription agreement, stock option agreement or similar agreement, or otherwise upon the death, disability, retirement or termination of employment or departure from the Borrower; provided that the aggregate price paid for all such repurchased, redeemed, retired or acquired capital stock of the Borrower or options shall not exceed in the aggregate $2,000,000; and

(g) Distributions consisting of the redemption or repurchase of any debt or equity securities of Coast Casinos or any Subsidiary thereof in the aggregate amount not to exceed $2,500,000 as required by, and in accordance with any order of any Gaming Board, provided that Coast Casinos or such Subsidiary has used its reasonable best efforts to effect a disposition of such securities to a third-party and has been unable to do so.

7.07 ERISA. At any time, permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, may reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so may reasonably be expected to result in a Material Adverse Effect.

7.08 Change in Nature of Business. Make any material change in the nature of the business of Coast Casinos and its Subsidiaries, taken as a whole.

7.09 Liens, Negative Pledges and Rights of Others. Create, incur, assume or suffer to exist any Lien, Negative Pledge prohibiting the granting of Liens to the Lenders or any Right of Others of any nature upon or with respect to any of their respective Properties, or engage in any sale and leaseback transaction with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

(a) Liens and Negative Pledges described on Schedule 7.09;

(b) Permitted Encumbrances and Permitted Rights of Others;

(c) Liens and Negative Pledges in favor of the Administrative Agent and the Lenders under the Loan Documents;

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(d) to the extent that the same constitute Liens or Rights of Others, the exceptions reflected on Schedule B TO the ALTA Lender’s policies of title insurance delivered to the Administrative Agent with respect to a Project Site;

(e) purchase money Liens securing Indebtedness, including any interest or title of a lessor under any Capital Lease Obligation and the obligations under any Swap Agreement so provided, permitted by Section 7.10(c) on and limited to the Property acquired, constructed or financed with the proceeds of such Indebtedness and Negative Pledges in favor of the holders of such Indebtedness with respect to such Property;

(f) Liens on Property acquired by the Borrower and its Subsidiaries following the Closing Date securing Indebtedness permitted by Section 7.10, which are in existence at the time of such acquisition and not created in contemplation thereof;

(g) any Lien or Negative Pledge to the extent constituting a renewal, extension, refunding, refinancing or replacement of any Lien or Negative Pledge referred to in clauses (a), (e) or (f) of this Section, provided that such Lien or Negative Pledge relates solely to the Property which was subject to the Lien or Negative Pledge securing the obligation so renewed, extended, refunded, refinanced or replaced; and

(h) in the event the Borrower does not receive South Coast Project Approval, a Lien on the South Coast Property to any Person financing the South Coast Project.

7.10 Indebtedness and Contingent Obligations. Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation except:

(a) Indebtedness and Contingent Obligations existing on the Closing Date and disclosed in Schedule 7.10, and renewals, extensions or amendments that do not increase the amount thereof, provided that the principal amount of the 1999 Senior Subordinated Debt shall not exceed $325,000,000;

(b) Indebtedness and Contingent Obligations under the Loan Documents;

(c) purchase money Indebtedness (including Indebtedness incurred not later than 180 days after the acquisition of fixed or capital assets to finance the acquisition of such assets) and Capital Lease Obligations incurred when no Default or Event of Default has occurred and remains continuing, provided that the aggregate principal amount of such Indebtedness and Capital Lease Obligations outstanding at any time does not exceed $30,000,000;

(d) Indebtedness consisting of one or more Secured Swap Agreements entered into with respect to Indebtedness; provided that (i) the notional amount of such Swap Agreements shall at no time exceed the outstanding principal amount of such Indebtedness, and (ii) such Swap Agreement is entered into for the purpose of hedging the Borrower interest rate risks;

(e) new Subordinated Obligations of the Borrower incurred when no Default or Event of Default has occurred and remains continuing which contain terms which are, as a whole, no more detrimental to the Lenders than the 1999 Senior Subordinated Debt (as determined by the Administrative Agent in its reasonable discretion);

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(f) unsecured senior Indebtedness of the Borrower on then current market terms and conditions satisfactory to the Administrative Agent in its reasonable discretion in an amount not to exceed $150,000,000, so long as (i) no Default or Event of Default has occurred and remains continuing, and (ii) after giving pro forma effect to the incurrence of such Indebtedness, as of the last day of the then most recent Fiscal Quarter, the Borrower is in pro forma compliance with the Senior Leverage Ratio;

(g) amendments, renewals, extensions and refinancings of any of the Indebtedness and Capital Lease Obligations described in the foregoing clauses of this Section, provided that the principal amount thereof is not increased;

(h) other unsecured Indebtedness in an aggregate amount not to exceed $20,000,000 at any one time outstanding, so long as no Default or Event of Default has occurred and remains continuing;

(i) unsecured Indebtedness (i) of the Borrower and its Subsidiaries to Coast Casinos and its Subsidiaries, and (ii) of Coast Casinos and its other Subsidiaries to the Borrower and its Subsidiaries to the extent that the funding of such Indebtedness under this clause (ii) would have been permitted by Section 7.06 had it been a Distribution, provided that in the case of any Indebtedness permitted under this clause (ii), the amount of Distributions permitted under Section 7.06 shall be reduced by the principal amount of any such outstanding Indebtedness; and

(j) in the event that the Borrower does not receive South Coast Project Approval, non-recourse financing incurred in connection with the development of the South Coast Project.

7.11 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower otherthan (a) salary, bonus and other compensation arrangements, including employee benefit plans, with directors, officers, partners or employees, and customary directors fees and indemnities, in each case in the ordinary course of business and those no more favorable than those in existence as of the Closing Date, (b) transactions between or among any of Coast Casinos and its Subsidiaries, (c) transactions on overall terms at least as favorable to Coast Casinos or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, (d) loans to employees of Coast Casinos and its Subsidiaries in the ordinary course of their business, provided that any loan in excess of $200,000 shall have been approved by the disinterested members of the Board of Directors of the Borrower; (e) Distributions by Coast Casinos permitted by Section 7.06, and (f) any Tax Agreement providing for cash payments to the equityholders of Coast Casinos not in excess of the Tax Amount, and (g) the Tax Sharing Agreement.

7.12 Senior Leverage Ratio. Permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter to exceed 2.50:1.00.

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7.13 Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to exceed 4.50:1.00.

7.14 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.25:1.00.

7.15 Capital Expenditures. Make or commit to make any Capital Expenditure other than:

(a) Maintenance Capital Expenditures not to exceed $30,000,000 during any Fiscal Year, provided that to the extent the Maintenance Capital Expenditures during any Fiscal Year are less than $30,000,000 (excluding amounts, if any, carried forward to such Fiscal Year pursuant to this proviso), up to 50% of the amount of such difference may be carried forward and used to make Maintenance Capital Expenditures in the succeeding Fiscal Year; provided that, at no time shall the amounts permitted hereunder exceed $45,000,000 in any Fiscal Year;

(b) subject to the limitations in Section 7.15(d) and Section 7.16(c), other Capital Expenditures in an aggregate amount that do not, when aggregated with the outstanding amount of any Acquisitions and Investments made under Section 7.16(i), exceed $75,000,000 during the term of this Agreement; provided that the limitations of this Section 7.15 shall not prohibit Capital Expenditures in the aggregate amount of $36,000,000 to be used by the Borrower in the construction of a new hotel tower at the Orleans;

(c) other Capital Expenditures consisting of the reinvestment of asset sale proceeds or casualty insurance proceeds; and

(d) other Capital Expenditures for the development of the South Coast Project in an amount not to exceed $15,000,000.

7.16 Acquisitions and Investments. Make any Acquisition or make or suffer to exist any Investment, other than:

(a) Investments consisting of Cash and Cash Equivalents;

(b) Investments consisting of advances to officers, directors, partners and employees of the Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments in Subsidiaries engaged solely in businesses reasonably related to the conduct of the business of the Borrower’s hotel and casino properties (and/or the South Coast Project, subject to the limitations set forth in Section 6.11 and Section 7.15(d)) and which are made in compliance with Section 7.17; and

(d) Investments consisting of credit extended to customers in the ordinary course of business and in accordance with past practices;

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(e) Investments existing as of the Closing Date and described on Schedule 7.16 and renewals and extensions thereof, limited to the amount of such Investment described on such Schedule;

(f) advances and loans to employees of the Borrower or any of its Subsidiaries in the ordinary course of business; provided that the aggregate amount of such Investments does not exceed $1,000,000;

(g) Investments made as a result of the receipt of non-cash consideration from any Disposition permitted under Section 7.03;

(h) Investments entered into in the ordinary course of business consisting of (i) Swap Agreements not prohibited hereby, (ii) utility or security deposits and similar prepaid expenses, and (iii) stock, obligations or securities received in satisfaction of judgments against third parties, foreclosure of Liens or good faith settlement of litigation, disputes or other debts;

(i) other Investments and Acquisitions, provided that (i) in the case of an Acquisition effected through a merger or consolidation, the provisions of Section 7.05(b) are satisfied and (ii) the aggregate amount of such Investments outstanding at any time does not, when aggregated with Capital Expenditures under Section 7.15(b), exceed $75,000,000; and

(j) in the event the Borrower does not receive South Coast Project Approval, the Investment arising pursuant to the transfer by the Borrower of the South Coast Property to an Excluded Subsidiary for the purpose of developing the South Coast Project provided that other than the Investment consisting of the contribution of the South Coast Property and the $15,000,000 of Capital Expenditures permitted under Section 7.15(d), no further Investment by the Borrower or any Subsidiary in such Excluded Subsidiary shall be permitted.

7.17 New Subsidiaries. Make or suffer to exist any Investment in any Subsidiary, or form or acquire any Subsidiary, unless concurrently with such Investment, acquisition or formation, (a) the Borrower and each Affiliate of the Borrower has pledged its interest in the capital stock and debt securities of such Subsidiary to the Administrative Agent and the Lenders, (b) such Subsidiary has issued a guaranty of the Obligations and has granted perfected first priority Liens in substantially all of its Property, in each case pursuant to a Subsidiary Guaranty, a Subsidiary Security Agreement and/or a Subsidiary Pledge Agreement which are in form and substance acceptable to the Administrative Agent, and (c) the Borrower and such Subsidiary have provided to the Administrative Agent such other opinions, assurances and the like as the Administrative Agent or the Required Lenders have reasonably requested; provided that in the event the Borrower does not receive South Coast Project Approval, the Borrower may form an Excluded Subsidiary to develop the South Coast Project with financing which is non-recourse to the Borrower.

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7.18 Changes to Certain Obligations. Make any changes, amendments or modifications to the terms of the 1999 Indenture, or any other Subordinated Obligations which are materially adverse to the interests of the Creditors.

7.19 Excluded Subsidiaries. Borrower will not permit any Excluded Subsidiary to enter into any substantial operations other than gaming and hospitality, nor permit any Excluded Subsidiary to own any substantial assets other than assets related to its operations. The Borrower will not, either directly or indirectly, be liable for any obligations of any Excluded Subsidiary.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) The Borrower (i) fails to pay any principal on any of the Loans or the Notes, or any portion thereof, on the date when due, (ii) fails to make any payment with respect to any Letter of Credit when due, or (iii) fails to make any payment of principal with respect to any Swing Line Advance when due; or

(b) The Borrower fails to pay any interest on any of the Loans or the Notes, or any fees owed to the Administrative Agent, the Swing Line Lender, the L/C Issuer or any Lender or any portion thereof, within two Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within five Business Days after the date when due; or

(c) The Borrower fails to comply with any of the covenants contained in Article VII; or (

d) The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in clauses (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed within twenty-five Business Days after the giving of notice by the Administrative Agent on behalf of the Required Lenders of such Default; or

(e) Any representation or warranty of the Borrower or any other Loan Party made in any Loan Document proves to have been incorrect when made or reaffirmed, or in any certificate or other writing delivered by the Borrower pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed; or

(f) Coast Casinos or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness for borrowed money of $10,000,000 or more, or any guaranty of present or future Indebtedness for borrowed money of $10,000,000 or more, on its part to be paid, when due (or withinany stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment, the exercise of any “put” exercised by the holder of such Indebtedness or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future Indebtedness for borrowed money of $10,000,000 or more, or of any guaranty of present or future indebtedness for borrowed money of $10,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or

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(g) Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligation due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation; or

(h) Any Loan Document, at any time after its execution and delivery and for any reason otherthan the agreement of the Lenders, the terms of the Loan Documents or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Required Lenders, is materially adverse to the interests of the Lenders; or any Loan Party thereto denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(i) A final judgment against Coast Casinos or any of its Subsidiaries is entered for the payment of money in excess of $10,000,000 (other than any money judgment covered in full by insurance) and, absent procurement of a stay of execution, such judgment remains unsatisfied for sixty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process relating to such judgment is issued or levied against all or any part of the Property of any such Person and is not released, vacated or fully bonded within sixty calendar days after its issue or levy; or

(j) Coast Casinos, the Borrower or any of their Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X of the SEC), or the Excluded Subsidiary related to the South Coast Project, institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty calendar days; or

(k) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

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(l) Any determination is made by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

(m) Any Pension Plan maintained by Coast Casinos or any of its Subsidiaries is determined to have an “accumulated funding deficiency” as that term is defined in Section 302 of ERISA and the result is a Material Adverse Effect; or

(n) The occurrence of any License Revocation that continues for five consecutive calendar days at any of The Orleans, Gold Coast, Barbary Coast, the Suncoast, or the South Coast Project (after it begins operations), except in connection with a sale of any such properties permitted hereunder or under any other Loan Document; provided that the Borrower or any of its Subsidiaries may relinquish a Gaming License with respect to any of its hotel casinos other than The Orleans, the Gold Coast, the Suncoast, or the South Coast Project if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Borrower or any of its Subsidiaries, as applicable, both desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Administrative Agent or the Lenders; or

(o) The occurrence of any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations relating to the Swap Termination Value of any Secured Swap Agreement, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

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9.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

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9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the Closing Date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms “Administrative Agent,” “L/C Issuer” and “Swing Line Lender”shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

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(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.09(a), (e) or (f);

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(d) in the event the Borrower does not receive South Coast Project Approval, reconvey the Administrative Agent’s property interest evidenced by the South Coast Project Deed of Trust promptly upon the written request of the Borrower.

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Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or torelease any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “documentation agent,” “joint book managers,” or “joint lead arrangers” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X. MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepaymentof principal other than Term Loan Reduction Amount Adjustment, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv)of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, permit any Letter of Credit to extend beyond the Maturity Datewithout the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to increase the “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

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(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release any Guarantor from its Guaranty without the written consent of each Lender except to the extent the capital stock of such Guarantor (or all or substantially all of the assets of such Guarantor) are the subject of a Disposition permitted hereunder; or

(h) except as otherwise permitted under this Agreement, release any collateral under any Collateral Document having an aggregate value in excess of $1,000,000 without the written consent of each Lender.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and such Defaulting Lender will be excluded from computations of Required Lenders), except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

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(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

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10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Creditor and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loan Commitment and the Loans at the time owing to it, with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 of the Revolving Commitment, or $1,000,000 with respect to the Term Commitment; (ii) in the case of an assignment of a Lender’s Term Commitment with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), unless such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section); (iii) in the case of an assignment of a Lender’s Revolving Commitment with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed),unless such assignment is to a Lender or an Affiliate of a Lender and, so long as no Event of Default has occurred and is continuing, with the consent of the Borrower, unless such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund (such consent not to be unreasonably withheld or delayed); (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (vi) shall not apply to rights in respect of Swing Line Loans; (v) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender or an approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (vi) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, if it is not a Lender or an Affiliate of a Lender, and the Eligible Assignee shall deliver to the Administrative Agent on Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver applicable Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

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(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01(c), (d), (e), (g) or (h) that directly affects such Participant (except any Term Loan Reduction Amount Adjustment). Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

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(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund”means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the Closing Date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the Closing Date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

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10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

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10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; providedthat the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

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10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Borrower (with a copy to the Administrative Agent), prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower (with a copy to the Administrative Agent) such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Borrower (with a copy to the Administrative Agent) on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

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(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8BEN, and IRS Form W-8ECI or an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower (with a copy to the Administrative Agent) two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction. The Borrower shall not be required to pay any additional amount to any Lender under Section 3.01 with respect to any withholding under this Section 10.15(b).

(c) If any Governmental Authority asserts that the Administrative Agent and/or the Borrower did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Borrower and the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Borrower and the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Borrower and the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

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10.16 Integration; Principles of Restatement. This Agreement amends, restates and supercedes the Existing Credit Agreement in its entirety. The Liens securing the Existing Credit Agreement shall continue in effect to secure this Agreement and the other Loan Documents pursuant to the Loan Documents and the Creditors shall be entitled to the continuing benefit of each Lien heretofore granted by the Borrower or Coast Casinos. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.17 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE;PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY OR OF THE UNITED STATES FOR THE CENTRALDISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

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10.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.19 Gaming Boards. The Administrative Agent and each of the Lenders agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Coast Casinos and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Board relating to Coast Casinos or any of its Subsidiaries or to the Loan Documents.

10.20 Time of the Essence. Time is of the essence of the Loan Documents.

10.21 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COAST HOTELS AND CASINOS, INC.
By:	/s/ Gage Parrish
Name:	Gage Parrish
Title:	Vice President/CFO
1

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Janice Hammond
Name:	Janice Hammond
Title:	Vice President
2

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:	/s/ Matthew Koenig
Name:	Matthew Koenig
Title:	Managing Director
3

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Rick Bokum
Name:	Rick Bokum
Title:	Vice President
4

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ George Reynolds
Name:	George Reynolds
Title:	Vice President
5

BANK OF SCOTLAND
By:	/s/ John Fratus
Name:	John Fratus
Title:	First Vice President
6

THE CIT GROUP/EQUIPMENT FINANCING, INC.
By:	/s/ Dana G. Hammond
Name:	Dana G. Hammond
Title:	Executive Vice President
7

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
By:	/s/ Christian Jagenberg
Name:	Christian Jagenberg
Title:	SVP and Manager
and
By:	/s/ Werner Schmidbauer
Name:	Werner Schmidbauer
Title:	SVP
8

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Courtney E. Pestarino
Name:	Courtney E. Pestarino
Title:	Officer
9

CREDIT LYONNAIS, NEW YORK BRANCH
By:	/s/ Dianne M. Scott
Name:	Dianne M. Scott
Title:	Senior Vice Prsident
10

JPMORGAN CHASE BANK
By:	/s/ Donald S. Shokrian
Name:	Donald S. Shokrian
Title:	Managing Director
11

COMERICA WEST INCORPORATED
By:	/s/ Eion P. Collins
Name:	Eion P. Collins
Title:	Vice President
12

FLEET NATIONAL BANK
By:	/s/ Richard R. Powell
Name:	Richard R. Powell
Title:	Vice President
13

HIBERNIA NATIONAL BANK
By:	/s/ Chris Haskew
Name:	Chris Haskew
Title:	Vice President
14

NEVADA STATE BANK
By:	/s/ Robert Sperling
Name:	Robert Sperling
Title:	Senior Vice President
15

THE PEOPLES BANK, BILOXI, MISSISSIPPI
By:	/s/ Chevis C. Swetman
Name:	Chevis C. Swetman
Title:	President
16

WEST COAST BANK
By:	/s/ Timothy B. Johnson
Name:	Timothy B. Johnson
Title:	Vice President
17